United Bank continues to grow.  For the first nine months of the year, net income was $2,566,687.  Total assets grew to $382,512,000, a 13.9% increase from September, 2005.  Net interest income increased by 14.9% and loans grew to $254,334,521, an increase of 10% from 2005.  This growth has been the result of the expansion strategy.

As we have previously reported, we have made and are continuing to make a substantial commitment to increasing the market area served by United Bank by investing in building additional branches and adding the people needed to staff them to deliver the level of service that is expected of us.  The benefits show in the larger asset size and the ability to effectively serve a larger customer base.  The higher operating expenses that are shown in the income statement are the cost of this effort.  Managing increased regulatory requirements also contributes to higher expense levels.  Non-interest expense has grown by 19.2% in 2006.  We anticipate that this trend will continue over the near term as we continue to construct and begin operating the planned, new branches.

The Magnolia Springs office is open and very busy.  We invite you to go by and see the new office.  Land has been purchased for the new Milton, Fl and Spanish Fort offices and plans are being developed for the buildings that are to be constructed.  We have opened a business banking office in Loxley that will house our commercial lending operation.  By placing this operation in a location that is in the center of our market, we believe that they will be better able to serve the needs of our business customers.

In an effort to make this service more accessible, the staff in the mortgage loan department has been increased to include personnel in Florida and Baldwin County.  Our financial services area has enhanced its product offerings.  Life insurance, securities, annuities and money management products are available through this team of professionals.  We have recently added trust services to the product mix.  This will enable us to handle a wide range of needs from simple estates to more complex needs.

Transactions in United Bancorporation of Alabama, Inc. common stock have been reported at prices between $18.50 and $19.00 per share.  Some shares remain available.  If you are interested, please contact Tina Brooks for more information.  We appreciate your support of the bank.  If we can be of service to you, please do not hesitate to contact.

Robert R. Jones, III

President & CEO

STATEMENTS OF CONDITION
At the close of business September 30
(Unaudited)
(000's)

	2006	2005
ASSETS
Cash & due from banks	24,017	16,981
Investment securities	76,140	68,652
Federal funds sold	9,700	6,020
Loans, net	251,538	228,616
Banks premises & equipment, net	9,829	4,369
Accrued interest receivable & other assets	11,288	11,079

TOTAL ASSETS	382,512	335,717

LIABILITIES & STOCKHOLDERS' EQUITY
Deposits	289,702	262,928
Repurchase agreements	46,811	32,590
Other borrowed funds	7,234	10,146
Accrued interest payable & other liabilities	2,231	1,750
Total Liabilities	345,978	307,414

Stockholders' Equity
Class A common stock, authorized 2,500
shares of $10.00 par value; 2,500 shares issued
and outstanding.	25	25
Class B common stock, authorized 5,000
shares of $1.00 par value; 3,000 shares issued
and outstanding.	3	3
Surplus	10,154	4,154
Retained Earnings	26,352	24,121
Total stockholders' equity	36,534	28,303

TOTAL LIABLILITIES & STOCKHOLDERS' EQUITY	382,512	335,717